Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Form 1-A filed by Legion Capital Corporation and Subsidiaries of our report dated May 15, 2023 relating to the December 31, 2022 and 2021 consolidated financial statements of Legion Capital Corporation and Subsidiaries appearing in this filing, and to the reference to us under the heading “Experts” in the Form 1-A.

Tampa, Florida

June 15, 2023